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AGREEMENT
     THIS AGREEMENT (“Agreement”) made as of this 3rd day of March, 2008, between SOVEREIGN BANCORP, INC., a Pennsylvania corporation (“SBI”), and KIRK W. WALTERS, an individual (the “Executive”).
WITNESSETH:
     WHEREAS, Sovereign Bank (the “Bank”) is a wholly-owned subsidiary of SBI; and
     WHEREAS, SBI and the Executive desire to enter into an agreement regarding, among other things, the employment of the Executive by SBI, as Chief Financial Officer of SBI reporting to Joseph P. Campanelli, President and Chief Executive Officer of SBI.
AGREEMENT:
     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Employment. SBI hereby employs the Executive, and the Executive hereby accepts employment with SBI, on the terms and conditions set forth in this Agreement, effective as of the date first set forth above.
     2. Duties of Employee. The Executive shall perform and discharge such duties as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer of SBI. The Executive’s duties shall be consistent with his title and shall not be unreasonably or materially changed, considering his role in the Company; provided, however, that nothing herein shall preclude his promotion. The Executive shall devote his full business time to the business of SBI and shall not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity. However, this Section 2 shall not be construed as preventing the Executive from (a) investing the Executive’s personal assets or (b) being involved in any other activity with the prior approval of the Chief Executive Officer of SBI. The

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Executive shall have the title of Chief Financial Officer of SBI, reporting directly to the Chief Executive Officer of SBI.
     3. Term of Employment. The Executive’s employment under this Agreement shall be for a period (the “Employment Period”) commencing on the date of this Agreement and ending on the date that is two (2) years subsequent thereto, provided that on the first and each subsequent annual anniversary date of this Agreement (an “Anniversary Date”), and unless a party has given the other party written notice at least sixty (60) days prior to such anniversary date that such party does not agree to renew this Agreement, the term of this Agreement and the Employment Period shall be deemed renewed for a term ending two (2) years subsequent to such anniversary date (or such longer term approved by the SBI Board of Directors) (a “Scheduled Extension”), unless sooner terminated in accordance with one of the following provisions:
     (a) The Executive’s employment under this Agreement may be terminated at any time during the Employment Period for “Cause,” by action of the board of directors of SBI. As used in this Agreement, “Cause” means any of the following events:
     (i) the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony or a crime involving fraud or moral turpitude;
     (ii) the Executive repeatedly fails to follow the lawful instructions of the Chief Executive Officer of SBI;
     (iii) a government regulatory agency recommends that SBI relieve the Executive of his duties;
     (iv) the Executive willfully violates any material statute or regulation (other than traffic violations or similar offenses), or any final cease and desist order applicable to SBI or the Bank;
     (v) the Executive engages in an activity that results in a breach of fiduciary duty involving receipt of personal profit by the Executive at the expense of SBI;

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     (vi) the Executive commits an act of willful misconduct, intentionally fails to perform stated lawful duties, or performs his duties under this Agreement in an incompetent manner; or
     (vii) the Executive materially breaches any material provision of this Agreement.
If the Executive’s employment is terminated under the provisions of this Section 3(a), then all rights of the Executive under Section 4 shall cease as of the effective date of such termination.
     (b) The Executive’s employment under this Agreement may be terminated at any time during the Employment Period without Cause, by action of the Chief Executive Officer of SBI, upon giving written notice of such termination to the Executive at least thirty (30) days prior to the date upon which such termination shall take effect. If the Executive’s employment is terminated under the provisions of this Section 3(b), then the Executive shall be entitled to receive the compensation and benefits set forth in Section 5. For purposes of this Section 3(b), (i) a material adverse change in the Executive’s duties or responsibilities following a Change in Control of SBI, or (ii) a violation by SBI of the last sentence of Section 2 hereof shall be deemed to be a termination of the Executive’s employment without Cause. Upon the occurrence of any of the events listed in this Section 3(b), the Executive shall be permitted, within ninety (90) days of the occurrence of such event, to resign from employment by a notice in writing delivered to SBI, whereupon he will become entitled to receive the compensation and benefits set forth in Section 5, provided, however, that SBI shall be given thirty (30) days from the day it receives the notice of termination to remedy any such event. Notwithstanding the foregoing, any amounts payable upon a termination under this Section 3(b) shall be paid only if the Executive actually terminates employment within two (2) years following the initial existence of the events listed in this Section.

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     (c) If the Executive retires or dies, the Executive’s employment under this Agreement shall be deemed terminated as of the date of the Executive’s retirement or death, and all rights of the Executive under Section 4 shall cease and any other amounts or benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of SBI then in effect for senior executive officers. For purposes of this Agreement, the term “retirement” shall mean voluntary termination on or after age sixty-five (65).
     (d) If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the services required under this Agreement, notwithstanding reasonable accommodation, for a continuous period of six (6) months, then, upon the expiration of such period or at any time thereafter, by action of the Chief Executive Officer of SBI, the Executive’s employment under this Agreement may be terminated immediately. If the Executive’s employment is terminated under the provisions of this Section 3(d), then all rights of the Executive under Section 4 shall cease as of the last business day of the week in which such termination occurs and any other amounts or benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of SBI then in effect for senior executive officers.
     (e) The Executive’s employment under this Agreement may be terminated by the Executive at any time during the Employment Period for any or no reason, by giving written notice of such termination to the Chief Executive Officer of SBI at least thirty (30) days prior to the date upon which such termination is to take effect. If the Executive terminates his employment under the provisions of this Section 3(e), then all rights of the Executive under Section 4 hereof shall cease as of the effective date of such termination.
     (f) Notwithstanding anything in this Section 3 to the contrary, if a Scheduled Extension of the Employment Period is required to be approved by the SBI Board of Directors (the “Board”) by then applicable provisions of Office of Thrift Supervision (“OTS”) regulation or policy, such Scheduled Extension shall be presented for

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consideration by the Board in advance of the applicable Anniversary Date, and no Scheduled Extension shall become effective unless formally approved by the Board in the manner required from time to time by the OTS.
     4. Employment Period Compensation. The Executive shall be entitled to all benefits offered by SBI to executives holding comparable positions to those of the Executive, including, but not limited to, the following:
     (a) Salary. SBI shall pay the Executive a salary, during the Employment Period, at an annualized rate of Five Hundred Thousand Dollars ($500,000.00) per year, payable bi-weekly (or in such manner as other senior bank executive officers are paid). Effective April 1, 2009, and annually thereafter, the Executive shall be considered for increases, but not decreases, based on exemplary performance since the last review of his salary level. Any increases in the Executive’s salary shall be considered amendments to this Section 4(a) to reflect the increased amount, effective as of the date established for such increase.
     (b) Bonus. SBI shall pay the Executive bonuses, during the Employment Period, in such amounts and at such times as may be approved by the Board of Directors of SBI in its discretion, provided that in no event shall any bonus be paid later than March 15 of the calendar year next following the year to which the bonus relates.. For the purpose of determining any annual bonus to which the Executive may become entitled under a bonus plan maintained from time to time for senior bank executive officers, the Executive shall be deemed to have a “target incentive amount” equal to eight-five percent (85%) of his salary as established under Section 4(a).
     (c) Auto Allowance. So long as Executive is employed by SBI pursuant to this Agreement, Executive shall be entitled to an auto allowance of $750 per month (less statutory withholdings) to be applied towards the use or lease of an automobile used in part for SBI business. Executive shall be responsible for the costs of purchasing or

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leasing an automobile as well as for paying all costs related to such automobile, including without limitation maintenance, registration costs, fuel and insurance.
     (d) Parking. So long as Executive is employed by SBI pursuant to this Agreement, SBI shall pay for the cost of Executive’s parking at 75 State Street or such other mutually agreeable location.
     (e) Temporary Housing; Relocation Costs. SBI shall pay for the cost of for temporary housing in the Greater Boston Metropolitan Area for Executive in a two-bedroom furnished apartment at Devonshire (or comparable arrangement) for a period of six (6) months from the date of this Agreement. Upon Executive’s relocation to the Greater Boston Metropolitan Area from his current principal residence, SBI shall also provide Executive a relocation allowance in accordance with SBI’s Relocation Policy, as amended. Notwithstanding the foregoing, in the event of a termination of Executive’s employment pursuant to Sections 3(a) or (e), within one (1) year from the date of this Agreement, Executive shall reimburse SBI for the cost of such temporary housing and relocation, prorated for the number of days that Executive is actually employed by SBI during such one-year period.
     (f) Other Benefits. The Executive shall be entitled to participate in SBI’s tax-qualified employee benefit plans and SBI shall provide the Executive, during the Employment Period, with insurance, vacation, pension, and other fringe benefits in the aggregate not less favorable than those received by other senior executive officers of SBI.
     (g) Grade Level. Until further increased by appropriate corporate action, the Executive shall be considered to be within Salary Grade 22 for Human Resources and related purposes.
     (h) Certain Club Dues and Expenses. Executive shall be paid or reimbursed for country club dues and business-related expenses at one such club. The identity of such club will be mutually agreed upon by SBI and the Executive.

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     5. Rights in Event of Certain Termination of Employment Before Change in Control Announcement.
     (a) In the event that the Executive’s employment is terminated by SBI without Cause during the Employment Period, before the occurrence of the announcement of a transaction involving an actual or potential Change in Control, the Executive shall be entitled to receive the amounts and benefits set forth in this Section 5:
     (i) annual salary otherwise accrued or payable through the date of termination of employment;
     (ii) the greater of (A) continued payments of base salary then in effect through the end of the Employment Period or a period of twenty-four (24) months, whichever is longer, or (B) a lump sum severance payment equal to the severance payment due under SBI’s or the Bank’s Severance Pay Plan applicable to the Executive at the time of termination; provided, in either case, that the Executive executes SBI’s standard form of release and waiver; and
     (iii) through the end of the Employment Period or for twenty four (24) months, whichever is longer, at no charge, continuation of health and medical benefits substantially similar to the most favorable of such benefits provided to him at employer’s cost during the two year period immediately prior to such termination. Executive acknowledges that to the extent such benefits can not be provided under a plan on a tax free basis because the Executive is no longer an employee of the Employer, SBI shall treat the value of the monthly premium cost for such coverage as taxable income to Executive. Nothing herein shall be deemed to reduce or eliminate SBI’s obligation to provide COBRA coverage to the Executive.
     (b) All payments required by Section 5(a) shall be paid in a lump sum cash payment not later than the thirtieth (30th) day following the date of termination of employment.

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     (c) The Executive shall not be required to mitigate the amount of any payment provided for in this section by seeking employment or otherwise nor shall the amount of any payment provided for in this section be reduced or offset by the Executive’s subsequent employment.
     (d) The Executive agrees that the amounts set forth in this Section 5 constitute the Executive’s sole and exclusive remedy, contractual or otherwise, in the event of a termination by SBI of the Executive’s employment without Cause before the announcement of a transaction involving an actual or potential Change in Control.
     5A. Rights in Event of Certain Terminations of Employment on or After the Occurrence of a Change in Control Announcement.
     (a) Events Giving Right to Terminate for Good Reason. If a public announcement of a transaction involving an actual or potential Change in Control occurs, and concurrently therewith, or during a period of three (3) months prior thereto, or during a period of eighteen (18) months thereafter, an event constituting Good Reason also occurs with respect to the Executive, he may terminate his employment in accordance with the provisions of Section 5A(b) (or Section 5A(c) as applicable) and, thereupon, will become entitled to the payments and benefits described in Sections 5A(f) and 5A(g). As used in this Agreement, the term “Good Reason” means any of the following events:
     (i) the involuntary termination of the Executive’s employment, other than an involuntary termination permitted in Sections 3(a) and (d);
     (ii) a material reduction in the Executive’s base and/or annual target incentive compensation below a level that was in effect immediately prior to the public announcement;
     (iii) the failure to provide the Executive with a total compensation package (salary, welfare and pension benefits, and short-term and long-term

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incentive programs) reasonably comparable to the compensation package provided to the Executive immediately prior to the public announcement;
     (iv) the permanent reassignment of the Executive to a principal office which is more than fifty (50) miles from Boston, Massachusetts; and
     (v) any material breach of this Agreement by the Executive’s employer at any relevant time, coupled with the failure to cure the same within thirty (30) days after receipt of written notice of such breach from the Executive; and
     (vi) any reduction in title or any material reduction in Executive’s responsibilities or authority as they exist immediately prior to the public announcement.
     For purposes of interpreting Clause (v) above, an uncured change in reporting responsibility, as then in effect under Section 2, shall be deemed a material breach of this Agreement.
     (b) Notice of Termination. Upon the occurrence of an event of Good Reason subject to Section 5A(a), the Executive may, within ninety (90) days of the occurrence of any such event, resign from employment by a notice in writing (“Notice of Termination”) delivered to SBI, whereupon he will become entitled to the payments and benefits described in Sections 5A(f) and 5A(g), provided, however, that SBI shall be given thirty (30) days from the date it receives the Notice of Termination to remedy such event. Notwithstanding the foregoing, any amounts payable upon a termination for Good Reason shall be paid only if the Executive actually terminates employment within two (2) years following the initial existence of the event constituting Good Reason.
     (c) Notice of Termination (Santander Transaction). Notwithstanding the foregoing, if a Change of Control occurs to which Banco Santander Central Hispano SA or one of its affiliates is a party, this subsection (c) shall replace subsection (b) above. Upon the occurrence of an event of Good Reason subject to Section 5A(a), the Executive

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may, within ninety (90) days of the occurrence of any such event, give notice of his resignation from employment effective as of a date no earlier than 6 months after the date of the Change in Control by a notice in writing (“Notice of Termination”) delivered to SBI, whereupon he will become entitled to the payments and benefits described in Sections 5A(f) and 5A(g), provided, however, that SBI shall be given thirty (30) days from the date it receives the Notice of Termination to remedy such event. Notwithstanding the foregoing, any amounts payable upon a termination for Good Reason shall be paid only if the Executive actually terminates employment no earlier than 6 months after the date of the Change in Control and in all events within two (2) years following the initial existence of the event constituting Good Reason. In the case of a termination described in Section 5A(a)(i), the 6 month delay described in the preceding sentence shall not apply.
     (d) Change in Control Defined. As used in this Agreement, “Change in Control” means the first to occur of any of the following events:
     (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), except for any of SBI’s employee benefit plans, or any entity holding SBI’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of SBI’s securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities, other than: (A) pursuant to a transaction excepted in Clause (iii) or (iv); or (B) pursuant to a Buyer Acquisition Transaction (as defined in the Investment Agreement (the “Investment Agreement”), between SBI and Banco Santander Central Hispano, S.A., dated as of October 24, 2005, as amended as of November 22, 2005) effectuated in accordance with the terms of the Investment Agreement other than a Buyer Acquisition Transaction contemplated in Sections 8.06 through 8.08 and 8.10 of the Investment Agreement;

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     (ii) there occurs a contested proxy solicitation of SBI’s shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of SBI’s then outstanding securities;
     (iii) a binding written agreement is executed (and, if legally required, approved by SBI’s shareholders) providing for a sale, exchange, transfer or other disposition of all or substantially all of the assets of SBI or of the Bank to another entity, except to an entity controlled directly or indirectly by SBI;
     (iv) the shareholders of SBI approve a merger, consolidation, or other reorganization of SBI, unless:
     (A) under the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, the shareholders of SBI immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 51% of the combined voting power of the outstanding voting securities of SBI resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization;
     (B) under the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board of Directors of SBI immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization; and

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     (C) based on the terms of the agreement approved by SBI’s shareholders providing for such merger, consolidation or reorganization, no Person (other than (A) SBI or any Subsidiary of SBI, (B) any Benefit Plan, (C) the Surviving Corporation or any Subsidiary of the Surviving Corporation, or (D) any Person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities) will have beneficial ownership of 19.9% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
     (v) a plan of liquidation or dissolution of SBI, other than pursuant to bankruptcy or insolvency laws, is adopted;
     (vi) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board of Directors of SBI cease for any reason to constitute at least a majority of the Board of Directors of SBI unless the election, or the nomination for election by SBI’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
     (vii) the occurrence of a Triggering Event within the meaning of the Second Amended and Restated Rights Agreement, between SBI and Mellon Investor Services LLC, as rights agent, dated as of January 19, 2005, as amended on October 24, 2005, and as it may be further amended from time to time.
     (viii) the occurrence of any other event which is irrevocably designated as a “change in control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of SBI.
Notwithstanding Clause (i), a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of SBI’s securities representing 19.9% or more of the combined voting power of SBI’s

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then outstanding securities solely as a result of an acquisition by SBI of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 19.9% or more of the combined voting power of SBI’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of SBI’s then outstanding securities by reason of share purchases by SBI and shall, after such share purchases by SBI, become the beneficial owner, directly or indirectly, of any additional voting securities of SBI (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of SBI shall be deemed to have occurred with respect to such Person under Clause (a). In no event shall a Change in Control of SBI be deemed to occur under Clause (a) with respect to Benefit Plans.
     (e) Termination of Proposed Change in Control Transaction. If, following a public announcement described in Subsection (a), a proposed transaction is terminated without completion, this Agreement shall thereafter be construed as though no such announcement had ever been made; provided, however, that the rights associated with any termination of employment or the giving of a Notice of Termination during the interim period shall be determined without regard to this subsection.
     (f) Rights Under This Section. In the event the Executive validly and timely delivers a Notice of Termination to SBI, he will be entitled to receive the following payments and benefits:
     (i) Basic Payments. The Executive will be paid an amount equal to two (2) times the sum of (A) the highest annualized base salary paid to him during the year of termination or the immediately preceding two (2) calendar years, and (B) the greater of (i) the target bonus in the year of termination or (ii) the highest bonus paid to him with respect to one of the three (3) calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in a lump sum cash payment not later than the thirtieth (30th) day following the date

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of termination of employment. For purposes of this Paragraph (i), to the extent necessary, base salary and bonuses with any predecessor of SBI or an affiliate thereof shall be taken into account.
     (ii) Health and Medical Benefits. For a period of two (2) years from the day of termination of employment, the Executive shall be provided, at no charge, with a continuation of health and medical benefits substantially similar to the most favorable of such benefits provided to him at his employer’s cost during the two year period immediately preceding such termination. Executive acknowledges that to the extent such benefits can not be provided under a plan on a tax free basis because the Executive is longer an employee of the Employer, SBI shall treat the value of the monthly premium cost for such coverage as taxable income to Executive. Nothing herein shall be deemed to reduce or eliminate SBI’s obligation to provide COBRA coverage to the Executive.
     (g) Legal Expenses. The Executive shall be paid all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Section 5A, provided he acts in good faith with respect to issues raised.
     (h) No Mitigation or Offset. The provisions of Section 5(c) shall apply to payments made and benefits provided under Section 5A.
     (i) Exclusive Remedy. The Executive agrees that the payments made and benefits provided under Section 5A shall constitute the Executive’s sole and exclusive remedy, contractual or otherwise, in the event of a termination for Good Reason under this section.
     6. No Disclosure of Confidential Information. The Executive agrees that all customer lists, dealer lists, files and records now or hereafter used by SBI are the property of SBI and are its trade secrets. Accordingly, the Executive acknowledges that SBI’s trade secrets as they may exist from time to time and other confidential information concerning SBI’s business, products,

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promotion, pricing techniques, business plans, customer lists and credit and financial data concerning customers are valuable, special and unique assets of SBI, access to and knowledge of which are essential to the performance of the Executive’s duties under this Agreement. The Executive further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Executive as a result of employment by SBI shall be considered confidential information and shall not be disclosed without SBI’s consent. The provisions of the preceding sentence shall apply during the Executive’s employment and following the termination thereof for any reason. The provisions of this section may be enforced in the same manner as described in Section 19. Nothing contained herein shall be deemed to preclude the Executive from responding to requests for information or inquiries from the Office of Thrift Supervision or the Federal Deposit Insurance Corporation.
     6A. Non-Solicitation of Employees - In General. If the Executive voluntarily leaves employment hereunder during the term of this Agreement, but before the announcement of a transaction involving an actual or potential Change in Control, or in the event of his termination under circumstances not qualifying for payments and benefits under Section 5A, he agrees that, for a period of twelve (12) months following the date of the termination of his employment, he shall not solicit employees of SBI or any of its affiliates, including SBI, to cease employment with SBI or any of its affiliates, including SBI. To the extent the restrictions in this Section 6A are legally held to be unreasonable, they shall not be void, but shall be modified to the extent necessary to make such restrictions reasonable. The provisions of this section may be enforced in the same manner as described in Section 19.
     7. Notwithstanding anything contained herein to the contrary, if the Executive is suspended and/or temporarily prohibited from participating in the conduct of SBI’s affairs by a notice served under Section 8(c)(3) or (g)(1) of the Federal Deposit Insurance Act (the “FDIA”), SBI’s obligations hereunder shall be suspended as of the date of service unless stayed by appropriate judicial proceedings; provided, however, that, if the charges are dismissed, SBI shall (i) pay the Executive all of the compensation withheld during such suspension and (ii) reinstate all of its obligations hereunder which were suspended.

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     8. Notwithstanding anything contained herein to the contrary, if the Executive is removed or permanently prohibited from participating in SBI’s affairs by an order issued under Section 8(a)(4) or (g)(1) of the FDIA, all obligations of SBI hereunder shall terminate as of the effective date of such order; provided, however, that any rights of the Executive that have already vested shall not be affected by such action.
     9. (a) If SBI is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this Section 9(a) shall not affect any vested rights of the Executive.
     (b) All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of SBI (i) by the Director (the “Director”) of the Office of Thrift Supervision, or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of SBI under the authority contained in Section 13(c) of the FDIA or (ii) by the Director, or his or her designee, at the time the Director, or his or her designee, approves a supervisory merger to resolve problems related to operation of SBI or when SBI is determined by the Director to be in an unsafe or unsound condition; provided, however, that any rights of the Executive that have already vested shall not be affected by such action.
     10. All payments made to the Executive pursuant to this Employment Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder. Notwithstanding the preceding sentence, but only to the extent permitted under 12 U.S.C. §1828(k), in the event that the amounts and benefit payable under this Agreement, when added to other amounts and benefits which may become payable to the Executive by SBI and relevant affiliates of SBI, are such that the Executive becomes subject to the excise tax provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), SBI shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on the amount of such payments and the value of such benefits) of a net amount equal to the net amount

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he would have retained had the initially calculated payments and benefits been subject only to potential income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this section shall be made by independent accountants of SBI’s choice, subject to the right of the Executive’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required (or, if earlier, the time Executive shall be required to pay such amounts), and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by SBI’s accountants, but in no event shall any such amounts be paid later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits the related taxes. In the event any amount paid hereunder is subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
     11. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the principal office of SBI, in the case of notices to SBI.
     12. Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of SBI specifically designated by the Board of Directors of SBI. No waiver by any party hereto at any time of any breach by any other party hereto of, or Compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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     13. Assignment. This Agreement shall not be assignable by either party hereto, except by SBI to any successor in interest to the business of SBI, provided that SBI (if it remains a separate entity) shall remain fully liable under this Agreement for all obligations, payments and otherwise.
     14. Entire Agreement; Other Arrangements Superseded. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, except to the extent not addressed herein and specifically provided in the letter to the Executive dated February 20, 2008, supersedes any prior agreement of the parties to which the Executive is a party.
     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles, unless and to the extent preempted by the laws of the United States of America.
     17. Headings. The headings of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     18. Other Rights. Except as otherwise provided herein, nothing herein shall be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that no severance benefits shall be paid to him under any severance benefit plan of SBI or the Bank unless they become payable under Section 5(a)(ii).
     19. Nonsolicitation of Employees - Section 5A Applicable. In the event the Executive becomes entitled to benefits under Section 5A, rather than Section 5, for a period of one (1) year following his termination of employment, he shall refrain from directly or indirectly soliciting,

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for employment or business relationship purposes, employees of SBI, the Bank or any affiliate of either as of the date of his termination of employment. In the event of a breach of this section, the Executive’s right to payments and benefits under Section 5A shall immediately terminate. SBI shall be entitled to recover any payments or benefits made following commencement of the prohibited conduct, but before discovery of the same, and may commence an action in any court of competent jurisdiction for such additional legal and equitable relief as it may deem necessary or appropriate to recover damages incurred by reason of such conduct and to precluded continued violation of this section.
     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

SOVEREIGN BANCORP, INC.
By:	/s/ Joseph P. Campanelli

Date: 2/20/2008

(SEAL)
	Attest:	/s/ Thomas J. McAuliffe

Date: 2/20/2008

EXECUTIVE
By:	/s/ Kirk W. Walters
Kirk W. Walters

Date: 2/20/2008